SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             CYBEROPTICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                             CYBEROPTICS CORPORATION
                             5900 Golden Hills Drive
                              Minneapolis, MN 55416


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 19, 2000

To the Shareholders of
CYBEROPTICS CORPORATION:

         The Annual Meeting of Shareholders of CyberOptics Corporation (the "Company") will be held on Friday, May 19, 2000, at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota 55402, at 12:00 p.m. for the following purposes:

                  1)       To elect eight directors;

                  2) To approve an amendment to the Company's 1998 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares; and

                  3) To consider such other matters as may properly come before the meeting or any adjournments thereof.

         Only holders of record of Common Stock at the close of business on April 4, 2000, will be entitled to receive notice of and to vote at the meeting. Shareholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                       By Order of the Board of Directors


                                       Thomas Martin
                                       SECRETARY

Minneapolis, Minnesota
April 7, 2000


                     ---------------------------------------

                   IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY
   In order that there may be a proper representation at the meeting, you are urged, whether you own one share or many, to promptly complete, sign and mail your proxy.

                     ---------------------------------------

                             CYBEROPTICS CORPORATION
                             5900 Golden Hills Drive
                              Minneapolis, MN 55416

                                 PROXY STATEMENT

                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 ON MAY 19, 2000

         The accompanying Proxy is solicited on behalf of the Board of Directors of CyberOptics Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held May 19, 2000, at 12:00 p.m. at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota 55402, and at any adjournments thereof. The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement, will be paid by the Company. Representatives of the Company may, without cost to the Company, solicit Proxies for the management of the Company by means of mail, telephone or personal calls.

         Shares of the Company's common stock, no par value (the "Common Stock"), represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for the amendment to the 1998 Stock Incentive Plan, and in the discretion of the proxies with respect to any other matters properly brought before the meeting. Shares voted as a "withhold vote for" one or more directors will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors with respect to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to the matters voted on at the meeting.

         Proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date.

         Only holders of record of Common Stock at the close of business on April 4, 2000, will be entitled to receive notice of and to vote at the meeting. On April 4, 2000, the Company had 5,092,504 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

         So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

         A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1999, is being furnished to each shareholder with this Proxy Statement. This Proxy Statement is being mailed to shareholders on or about April 7, 2000.

                        PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

         Eight persons have been nominated for election at the Annual Meeting:
Michael A. Bowes, Steven K. Case, Alex B. Cimochowski, Kathleen P. Iverson, Erwin A. Kelen, Irene M. Qualters, Steven M. Quist and Michael M. Selzer, Jr. Each nominee except Mr. Bowes is currently a director of the Company. All nominees elected at the Annual Meeting will serve until the next annual meeting or until their earlier death, resignation, removal, or disqualification. The persons named in the accompanying Proxy intend to vote the Proxies held by them in favor of the nominees named below as directors, unless otherwise directed. The affirmative vote of a majority of the voting shares represented at the meeting is required for the election of each director. Should any nominee for director become unavailable for any reason, the Proxies will be voted in accordance with the best judgment of the persons named therein. The Board of Directors has no reason to believe that any candidate will be unavailable.

         The following information is furnished with respect to each nominee as of March 17, 1999:

                                 PRINCIPAL OCCUPATION AND             DIRECTOR
   NAME AND AGE           BUSINESS EXPERIENCE FOR PAST FIVE YEARS      SINCE
   ------------           ---------------------------------------      -----

Steven K. Case            Chairman of the Company since September   January 1984
Age 51                    1995; President of the Company from
                          1984 until February 1998; adjunct
                          Professor of Electrical Engineering at
                          the University of Minnesota since 1978
                          and member of University Industry
                          Advisory Board.

Steven M. Quist           Chief Executive Officer since March        June 1991
Age 54                    2000 and President of the Company since
                          February 1998; President of Rosemount
                          Inc. ("Rosemount"), a subsidiary of
                          Emerson Electric Co., and an employee
                          of Rosemount from 1970 until joining
                          the Company.

Alex B. Cimochowski+      President and owner of Four Peaks           May 1984
Age 60                    Technologies, Inc., a printing company,
                          since November 1996; independent
                          business consultant from September 1995
                          to November 1996; Chief Executive
                          Officer of Delphax Systems from
                          November 1988 to September 1995;
                          President of Edgecore Technology, Inc.
                          from September 1983 to April 1988 and
                          consultant thereto from April 1988 to
                          November 1988.

Kathleen P. Iverson+      Vice-President and General Manager of       May 1998
Age 43                    Worldwide Temperature, a division of
                          Rosemount, since September 1997; Vice
                          President Worldwide Temperature of
                          Rosemount from January 1996 to
                          September 1997; Vice President--Finance
                          of Rosemount from 1992 to January 1996.

Erwin A. Kelen*           President of Kelen Ventures since 1990;  February 1995
Age 64                    President of Datamyte Corporation, a
                          subsidiary of Allen Bradley Co., from
                          1984 until 1990. Director of
                          Printronix, Inc., Insignia Systems,
                          Inc. and Computer Network Technologies,
                          Inc.

Irene M. Qualters+        Vice President, Research Information       June 1999
Age 50                    Service, Merck & Company, Inc. since
                          1999; President of Cray Research, a
                          subsidiary of Silicon Graphics, Inc.,
                          and Senior Vice President of Silicon
                          Graphics, Inc. from 1997 to 1998; Vice
                          President of Silicon Graphics, Inc.
                          from 1996 to 1997; Senior Vice
                          President of Cray Research from 1995
                          until its acquisition by Silicon
                          Graphics, Inc. in 1996; Vice
                          President-Software Division of Cray
                          Research from 1992 to 1995.

Michael M. Selzer, Jr.*   President, Chief Executive Officer and     June 1999
Age 47                    Director of Urologix, Inc, a medical
                          device manufacturer, since January
                          1999; Vice President and General
                          Manager--Neurostimulation Business of
                          Medtronic, Inc., a medical device
                          manufacturer, from 1994 until December
                          1998; Vice President--Components and
                          Research Group of Medtronic, Inc. from
                          1992 to 1994; Vice President and
                          General Manager--Micro-Rel Division of
                          Medtronic, Inc. from 1987 to 1992.

Michael A. Bowes          Chief Operating Officer of Shopcreator      Nominee
Age 43                    Developments, Ltd. and consultant to
                          the Company since April 2000; Vice
                          President and General Manager, SMT
                          Systems, of CyberOptics Corporation
                          from April 1999 to April 2000; Founder
                          and Managing Director of Kestra Ltd.
                          from 1996 to 1999; Managing Director of
                          Visionware Ltd. from 1993 until 1995;
                          General Manager of Visionware Ltd. from
                          1991 until 1993.

--------------
+ Member of and/or nominee to Audit Committee
* Member of and/or nominee to Compensation Committee

COMPENSATION OF DIRECTORS

         Directors who are not also employees receive directors fees of $1,000 per meeting attended. Until 1999, directors who were not also employees also received an option to purchase 12,000 shares vesting over a period of four years upon their initial election to the Board of Directors, or adoption of the Stock Option Plan for Nonemployees in 1993, if they were directors on such adoption. Mr. Cimochowski and Mr. Kelen received options in 1993 and 1995, and Ms. Iverson received and option in 1998 under such arrangement. In 1999, the Stock Option Plan for Nonemployees was amended to provide that each director receives an option to purchase 3,000 shares, which are exercisable from the date of grant, at each annual meeting at which they are elected or reelected, commencing with the annual meeting at which previous options are full vested. Ms. Qualters and Mr. Selzer received options to purchase 3,000 shares under the amended plan in 1999.

COMMITTEES/MEETINGS

         Except for its Compensation Committee and Audit Committee, the Company does not have any standing committees, including any nominating committee, of the Board of Directors. The Audit Committee, which consisted of Ms. Iverson and Ms. Qualters during 1999, and to which Mr. Cimochowski was appointed as the third member in February 2000, reviews the Company's arrangements with its auditors, the substance of the audit and interested party transactions. The Compensation Committee, which consisted of Mr. Kelen and Mr. Selzer, administers the Company's stock benefit plans and determines compensation policy and levels for the Company's executive officers. During the fiscal year ended December 31, 1999, the Board of Directors of the Company met five times and acted four times by writing in lieu of meeting, the Compensation Committee met two times and acted three times by writing in lieu of meeting and the Audit Committee met two times. Every nominee for director attended at least 75 percent of the meetings of the Board and the Board Committees for which such nominee was a member.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

EXECUTIVE OFFICERS

         In addition to Dr. Case and Mr. Quist (described above), the current executive officers of the Company include:

         Richard G. Ballintine, 53, has been Vice--Finance and Information Systems of the Company since April 1998. Prior to joining the Company, Mr. Ballintine served in various capacities with Rosemount Inc., the last two years as Vice President--Finance. From December 1993 to September 1995, he was Vice President-- Finance for Rosemount Aerospace Inc., a subsidiary of BF Goodrich Co.

         William J. Farmer, 50, started as Asia-Pacific Regional Sales Manager with the Company in July 1994, was appointed Director of Product Development in January 1996 and served as Vice President--Product Development from February 1997 until May 1998 when he was elected Vice President, General Manger--OEM Sensors. From November 1991 until joining the Company, Mr. Farmer was a research engineer with Sharp Corporation in Japan.

         Michael D. Wetle, 42, has been Vice President and General Manager of the Semiconductor Group of the Company since August 1999. From May 1998 to August 1999, Mr. Wetle was Vice President and General Manager of the SMT Systems Business. Mr. Wetle was Vice President of Marketing for Danaher Controls, an industrial controls company from 1996 until joining the Company. Prior to that, Mr. Wetle was on the Corporate Sponsorship Program at Emerson Electric (1988-96) where he served in various capacities including Strategic Planning, Marketing, and General Management. Mr. Wetle was also an Associate at Chase Investment Bank (1986-88) and was on the Executive Program at Honeywell Inc (1981-84).

         Dr. Bruce E. Batten, 49, has been Vice President--SMT Systems Global Sales and Customer Engineering of the Company since August 1999. Prior to August 1999, he was Vice President and General Manager--Industrial Measurement Group of the Company since August 1998. Dr. Batten was Vice President--Sales and Marketing with Kovex Corporation, a developer of precision 3D surface inspection and measurement instrumentation, from 1997 until joining the Company and served as Vice President and General Manager--Confocal Optics Business Unit for Noran Instruments, Inc., a Thermospectra company, from 1990 to 1997.

         Michael S. Willey, 53, has been Senior Vice President and General Manager of the SMT Systems Group of the Company since February 2000. Mr. Willey was Senior Vice President of sales and marketing of Detector Electronics, a manufacturer of optical-based intrumentation, from 1996 until joining the Company. Prior to that, Mr. Willey was President of the Gas Analytical Division of Rosemount Analytical, Vice President of Worldwide Corporate Accounts of Fisher - Rosemount Process Group and Vice President of Marketing of Fisher - Rosemount Systems Division (1989-1996) all of which are divisions of Emerson Electric Co.

                 PROPOSAL II -- APPROVAL OF THE AMENDMENT TO THE
                           COMPANY'S STOCK OPTION PLAN

INTRODUCTION

         On February 11, 2000, the Company's Board of Directors approved, subject to shareholder approval, an amendment to the Company's 1998 Stock Incentive Plan (the "1998 Plan") that will increase the number of shares reserved for issuance under awards granted thereunder by 250,000 shares. The 1998 Plan, like the Company's Restated Stock Option Plan, is intended to assist in attracting, retaining and providing an incentive to employees, management personnel and other personnel capable of assuring the future success of the Company.

         Although the 1998 Plan originally reserved a total of 250,000 shares for issuance under awards (including options) granted under the 1998 Plan, at March 31, 2000 there remained only 8,300 shares available for future grant. Stock options have increasingly become an essential ingredient in the compensation packages for both executive and technical personnel. Without the ability to grant additional options, the Board of Directors of the Company does not believe that it would have the appropriate tools to attract and retain these personnel. The Board of Directors is recommending the amendment to the 1998 Plan to provide enough authorization to cover anticipated option grants for the next several years.

SUMMARY OF THE 1998 PLAN

         The 1998 Plan is administered by the Compensation Committee of the Board (the "Committee"). The Committee has the authority to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, to set the terms and conditions of such awards, to determine whether the payment of any amounts received under any award shall or may be deferred, and to establish rules for the administration of the 1998 Plan.

         Although the 1998 Plan permits the granting of a variety of different types of awards, including stock appreciation rights (SARs), restricted stock and restricted stock units, performance awards, and dividend equivalents, all of the awards granted under the 1998 Plan have been stock options. The Committee may grant incentive stock options meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements (non-qualified stock options). Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive cash, shares of Common Stock or other securities, awards or property, or any combination thereof, as the Committee shall determine.

         The exercise price per share under any stock option, and the grant price of other awards under the 1998 Plan, may not be less than 100% of the fair market value of the Common Stock on the date of the grant of such option or other award. Determinations of fair market value under the 1998 Plan are made in accordance with methods and procedures established by the Committee.

          Any employee, officer, consultant or independent contractor of the Company and its affiliates selected by the Committee is eligible to receive an award under the 1998 Plan. During the past two years, the Company has granted options to virtually all full-time employees. No person who is an employee of the Company at the time of grant may be granted any award or awards under the 1998 Plan, the value of which awards are based solely on an increase in the value of the shares after the date of grant of such awards, of more than 100,000 shares in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any "performance-based awards" within the meaning of Section 162(m) of the Code.

         No award granted under the 1998 Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Committee may permit the designation of a beneficiary. Each award is exercisable, during such individual's lifetime, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative.

         The Board of Directors may amend, alter or discontinue the 1998 Plan at any time, provided that shareholder approval must be obtained for any such action that would (1) cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the 1998 Plan; (2) violate the rules or regulations of the Nasdaq National Market, any other securities exchange or the National Association of Securities Dealers, Inc. applicable to the Company; or (3) cause the Company to be unable, under the Code, to grant incentive stock options under the 1998 Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1998 Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the 1998 Plan into effect. The Committee may waive any condition of, or rights of the Company under any outstanding award, prospectively or retroactively, but the Committee may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

         The grant of an option or SAR is not expected to result in any taxable income to the recipient. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction in the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Company Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Company in connection with disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

         Under the 1998 Plan, the Committee may permit participants (other than Non-Employee Directors) receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of the Company's Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) or other property to the Company to satisfy federal and state tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMMON STOCK REPRESENTED AT THE ANNUAL MEETING AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL OF THE AMENDMENT TO THE OPTION PLAN DESCRIBED ABOVE. PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS OTHERWISE INDICATED. THE BOARD RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE STOCK OPTION PLAN AS DESCRIBED ABOVE.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT OF THE BOARD OF DIRECTORS

         The Company's executive compensation policies are recommended and administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of two independent, outside directors.

         The principal objective of the Company's compensation policy is to increase shareholder value by providing an incentive to officers and employees to maximize the Company's performance. The Company sets the salaries of its executive officers at or slightly below industry averages and provides significant variable compensation through stock options and, to a lesser extent, through cash bonuses. The form of compensation provided to members of the Company's management varies based on their position and their ability to influence performance.

         The Compensation Committee has discretion to set executive compensation at levels warranted by external, internal and individual circumstances. The Committee has solicited through Mr. Quist, and reviewed annually, compensation surveys for officer positions in the electronics industry. Although such data provides a base for comparison, it is not necessarily used as the basis for the compensation actually awarded.

         EXECUTIVE OFFICER COMPENSATION PROGRAM

         The Company's executive officer compensation program can be separated into several elements: base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and retirement savings plans generally available to employees.

         BASE SALARY

         The Company's policy is to set the base salaries of its executives at, or slightly below, industry average. Dr. Case's base salary during 1999 was set by the Committee at the beginning of the fiscal year at $180,000, which the Committee believes places his salary at, or slightly below, the median of salaries for chairpersons in the electronics industry at similarly sized companies. Such salary represented a $5,000 increase over Dr. Case's base salary for 1998. Mr. Quist's base salary during 1999 was set by the Committee at the beginning of the fiscal year at $210,000, which the Committee believes continues to place his salary approximately at the median of salaries for chief executive officers in the electronics industry at similarly sized companies. Such salary represented a $10,000 increase over Mr. Quist's base salary for 1998.

         CASH INCENTIVE COMPENSATION

         The Compensation Committee establishes an executive bonus plan annually. The bonus plan assigns to each executive, based upon the Committee's determination of the size of bonus appropriate for the position held by the executive, a base dollar amount bonus objective and proportions of the bonus objective that may be received by achievement of company financial goals, asset management goals, and individual performance goals. Sales positions, for example, which more directly influence revenue attainment and have a higher component of variable compensation, also have a proportionately larger base dollar amount bonus objective. The Committee creates a matrix of multipliers for the portion of the bonus based on company financial performance as a function of net income before interest and income taxes ("NIBIT") and revenue. For any given increase in NIBIT, the matrix will dictate a multiplier that is applied to the company financial performance portion of base dollar amount bonus objective to determine the bonus awarded. For 1999, the Committee specifically excluded any contribution from acquired business in making these determinations. For executives, the Committee, with input from the executive, also assigns specific individual performance goals and asset management goals that will result in payment of a bonus if achieved.

         For both Dr. Case and Mr. Quist, 80% of the bonus for 1999 was based on company performance, 10% on asset management goals, and 10% on individual objectives. Dr. Case had a $80,000 and Mr. Quist had a $85,000 bonus objective for the year. The Company exceeded its asset management goals, significantly improving inventory and receivables management, and Dr. Case and Mr. Quist therefore received $8,000 and $8,500 for this component of their bonuses. Both Dr. Case and Mr. Quist achieved a majority of their individual performance goals and therefore received bonus payments of $4,800 and $6,500 respectively based on such goals. Because of lower revenue resulting from slower growth in the surface mount technology industry during 1999, the matrix multiplier was only .25 and Dr. Case and Mr. Quist received an additional $16,000 and $17,000 based on achievement of Company financial goals.

         STOCK INCENTIVE COMPENSATION

         The Company provides long-term incentive to its executive officers primarily through its Restated Stock Option Plan and its 1998 Stock Incentive Plan (collectively, the "Option Plans"). Under the Option Plans, the Compensation Committee awards stock options to executive officers based on the number of options and shares currently held by the executive and also on performance factors similar to those used to determine salaries and annual cash incentives. The Compensation Committee has not fixed, or predetermined, the amount of shares to be available for option grants in any year. The Committee has, however, reviewed industry statistics regarding the appropriate size of the Option Plan in terms of outstanding shares and the appropriate size of grants to executive officers and to employees as a whole.

         Stock options are granted to encourage an executive to seek the same objectives as shareholders, to retain executives through vesting and to lower the overall cash cost of compensation. The Company's options generally vest over a period of four years and expire after five years. All options are granted with an exercise price equal to fair market value on the date of grant.

         Dr. Case and Mr. Quist received options to purchase 40,000 shares and 25,000 shares, respectively, in 1999. The size of the option grants to each such officer reflect (i) Dr. Case's continued willingness to accept a significant portion of his overall compensation in the form of equity incentives, and (ii) the value and size of other options held by such executives on the date of grant. Options granted during 1998 to other executives were principally to provide additional incentive, with reference to industry statistics on the appropriate size of the stock-based incentive.

         BENEFITS

         The Company provides medical and retirement savings benefits to executive officers on terms generally available to employees. No executive officer received perquisites in excess of 10% of salary during 1999.

         SUMMARY

         The Compensation Committee believes that the compensation program for executive officers during the 1999 year achieved the principal objectives for which it was designed.

                                          Erwin Kelen
                                          Michael M. Selzer, Jr.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and noncash compensation for the last three fiscal years awarded to or earned by the President and Chief Executive Officer of the Company and each executive officer of the Company who received cash compensation from the Company during the year ended December 31, 1999 exceeding $100,000.

                                                                                LONG-TERM COMPENSATION
                                                                  -------------------------------------------------
                                 ANNUAL COMPENSATION                        AWARDS             PAYOUT
                       ---------------------------------------    -------------------------   --------
                                                       OTHER
                                                       ANNUAL     RESTRICTED     SECURITIES               ALL OTHER
 NAME AND PRINCIPAL                                    COMPEN-       STOCK       UNDERLYING     LTIP       COMPEN-
      POSITION          YEAR    SALARY       BONUS     SATION      AWARDS(1)     OPTIONS(#)    PAYOUTS    SATION(2)
--------------------   ------  --------     -------   --------    ----------    -----------   ---------   ---------
Steven K. Case          1999   $179,230     $28,800   $ 8,438(3)                    40,000                 $ 9,480
--------------
Chairman & Director     1998    181,000(4)   15,000                                                          3,446

                        1997    160,000      45,000    33,935(3)                    80,000                   2,993


Steven M. Quist         1999    208,462      32,000                                 25,000                   2,180
---------------
President & Director    1998    172,000(5)   75,000                $ 195,000       100,000


William J. Farmer       1999    123,446      11,900                                                          9,633
-----------------
Vice President &        1998    119,000(4)    6,000                                                          2,688
General Manager
--OEM Sensors           1997    110,000      18,750                                 25,000                   2,238


Michael D. Wetle        1999    159,701      34,609    59,741(6)                    15,000                   2,348
----------------
Vice President &        1998(5)  80,000       6,000    57,740(6)
General Manager--
Semiconductor Group


Bruce E. Batten         1999    130,577      24,375                                  5,000                   4,200
---------------
Vice President--Global  1998(5)  46,154       9,000                                 17,500
Sales & Customer
Engineering


Richard G. Ballintine   1999    106,691       7,400                                                          1,185
---------------------
Vice President &        1998(5)  72,692       4,000                                  7,500
General Manager
--Finance &
Information Systems

-------------------
(1) Amounts in the column represent the dollar value of grants of restricted stock. Mr. Quist is the only named executive officer who has received restricted stock. Mr. Quist received a 10,000 share restricted stock award that was 20% vested on the date of grant and vests with respect to an additional 20% on each of the next four anniversaries of the grant date.
(2) Consists of company contributions for such officers to a 401K plan and travel bonus reimbursement.
(3)   Represents payout of accrued and unused vacation time.
(4) Includes one payroll period during 1998 in excess of a full years' payroll.
(5) Mr. Quist, Mr. Wetle, Dr. Batten and Mr. Ballintine each commenced employment in 1998 and the numbers therefore represent salary for a partial year.
(6) Consists of the costs of relocation of Mr. Wetle to Minnesota upon commencement of his employment and to California in connection with assumption of duties at Hama Sensors, Inc.

STOCK OPTIONS

      The Company maintains a Restated Stock Option Plan, a 1998 Stock Incentive Plan and a Stock Option Plan for Nonemployee Directors. The Company may grant stock options to executive officers and other employees and consultants of the Company under the Restated Stock Option Plan and the 1998 Stock Incentive Plan. The following table sets forth information with respect to options granted to the named executive officers in 1999:

                              OPTION GRANTS IN 1999

                                                                               POTENTIAL REALIZABLE VALUE AT
                                    % OF TOTAL                                 ASSUMED ANNUAL RATES OF STOCK
                                     OPTIONS                                   PRICE APPRECIATION FOR OPTION
                       OPTIONS      GRANTED TO                                            TERM(1)
                       GRANTED     EMPLOYEES IN     EXERCISE     EXPIRATION    -----------------------------
        NAME             (#)           1999       PRICE($/SH)       DATE           5%($)            10%($)
--------------------   -------     ------------   -----------    ----------    -----------       -----------
Dr. Case                40,000        12.84%         $11.75        3/16/04      $ 599,852         $ 756,940
Mr. Quist               25,000         8.03           11.75        3/16/04        478,488           761,912
Mr. Wetle               15,000         4.82           17.06        8/13/04        416,907           663,855
Dr. Batten               5,000         1.61           17.06        8/13/04        138,969           221,285

-------------------
(1) These amounts represent the realizable value of the subject options from the date of grant until termination, without discounting to present value, assuming appreciation in the market value of the Common Stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

          The following table sets forth information with respect to options exercised during 1999 and held by the officers named in the Summary Compensation Table as of December 31, 1999:

  AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES AS OF DECEMBER 31, 1999

                                               NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-
                      SHARES                        UNEXERCISED OPTIONS AT               MONEY OPTIONS AT
                     ACQUIRED                        DECEMBER 31, 1999(1)              DECEMBER 31, 1999(2)
                        ON          VALUE      -------------------------------   -------------------------------
      NAME           EXERCISE    REALIZED(3)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------    ----------  -------------  -------------   ---------------   -------------   ---------------
Dr. Case               --            --           104,750          103,250         $ 894,313       $ 1,088,938
Mr. Quist              --            --            31,000          106,000           268,250         1,062,000
Mr. Farmer             625         $ 5,625         30,312           20,938           453,273           298,602
Mr. Wetle              --            --             7,500           37,500            85,313           412,493
Dr. Batten             --            --             2,500           20,000            36,405           270,615
Mr. Ballintine         --            --             1,875            5,625            21,328            63,984

-------------------
(1) All of such options are exercisable at a price equal to the fair market value of the Common Stock on the date of grant.
(2) Represents the difference between the closing price of the Common Stock as reported on the Nasdaq National Market ("Nasdaq") on December 31, 1999, and the exercise price of the options.
(3) Represents the difference between the option exercise price and the closing price of the Company's Common Stock as reported by Nasdaq on the date of exercise.

LONG-TERM INCENTIVE PLAN AWARDS/EMPLOYMENT AGREEMENTS

         Other than its Restated Stock Option Plan and the 1999 Stock Incentive Plan, the Company does not maintain any long-term incentive plans, nor does it have any employment agreements with any of the executive officers named in the Summary Compensation Table.

SHAREHOLDER RETURN

         The graph set forth below compares the cumulative total shareholder return on the common stock of the Company from January 1, 1995 through December 31, 1999 with the cumulative total return on a broad market index (the Nasdaq NMS Index) and a peer group index (the Nasdaq Computer and Data Processing Index). In each case, the cumulative return is calculated assuming an investment of $100 on January 1, 1995, and reinvestment of all dividends.


                                  CYBEROPTICS
                         STOCK PERFORMANCE CHART DATA

                                            Nasdaq
                                           Computer
                          Nasdaq            & Data
           Date             NMS           Processing        CyberOptics
           ----             ---           ----------        -----------

          12/30/94        $100.00           $100.00           $100.00
           3/31/95        $108.95           $112.56           $141.94
           6/30/95        $124.62           $133.42           $327.42
           9/29/95        $139.63           $145.74           $438.71
          12/29/95        $141.33           $152.28           $512.90
           3/29/96        $147.95           $159.42           $370.97
           6/28/96        $160.01           $177.21           $200.00
           9/30/96        $165.70           $180.75           $174.19
          12/31/96        $173.89           $187.95           $172.79
           3/31/97        $164.46           $174.46           $217.74
           6/30/97        $194.59           $223.71           $203.23
           9/30/97        $277.52           $244.65           $435.48
          12/31/97        $213.07           $230.90           $293.55
           3/31/98        $249.36           $304.97           $348.39
           6/30/98        $256.21           $337.94           $185.48
           9/30/98        $231.37           $317.49           $130.64
          12/31/98        $300.25           $412.23           $180.64
           3/31/99        $335.86           $495.85           $167.74
           6/30/99        $367.49           $515.96           $208.06
           9/30/99        $375.85           $532.96           $207.26
          12/31/99        $542.43           $871.27           $354.84

                               SHARES OUTSTANDING

         The following table sets forth information pertaining to the ownership of the Company's Common Stock by each person known by the Company to beneficially own 5% or more of the Company's Common Stock, by each director, by each officer named in the Summary Compensation Table, and by all officers and directors as a group as of March 20, 2000:

     NAME AND ADDRESS                   AMOUNT AND NATURE           PERCENT
    OF BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP(1)      OF CLASS
    -------------------             --------------------------      --------

Kopp Investment Advisors, Inc.             1,083,975                  21.3%
7701 France Avenue South
Suite 500
Edina, MN 55435 (3)

Robert Fleming, Inc.                         668,430                  13.1%
320 Park Avenue, 11th Floor
New York, NY 10022 (4)

Dimensional Fund Advisors, Inc.              308,200                   6.1%
1299 Ocean Avenue
Santa Monica, CA 90401 (5)

Steven K. Case                               428,388                   8.2%
5900 Golden Hills Drive
Minneapolis, MN 55416 (2)

Michael A. Bowes                               7,500                   *

Alex B. Cimochowski (6)                       23,371                   *

Kathleen P. Iverson                            3,400                   *

Erwin A. Kelen                                65,000                   1.3%

Irene M. Qualters                              3,000                   *

Steven M. Quist (7)                           71,250                   1.4%

Michael M. Selzer                              3,300                   *

Richard G. Ballintine                          3,052                   *

Bruce E. Batten                                   --                   *

William J. Farmer                             27,680                   *

Michael D. Wetle                               1,000                   *

All executive officers and
directors as a group (13 persons)            639,490                  11.9%

-------------------
*Less than 1%

(1) Includes 132,250 shares for Dr. Case, 7,500 shares for Mr. Bowes, 21,000 shares for Mr. Cimochowski, 3,000 shares for Ms. Iverson, 51,000 shares for Mr. Kelen, 3,000 shares for Ms. Qualters, 52,145 shares for Mr. Quist, 3,000 shares for Mr. Selzer, 25,937 shares for Mr. Farmer, 1,000 shares for Mr. Wetle, and 299,832 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of March 20, 2000.

(2) Includes 50,000 shares in trust for family members for which Dr. Case is a trustee, and 650 shares held for daughter under UTMA.

(3) Based on Schedule 13D filing dated December 7, 1999. Includes 342,500 shares over which the holder has sole voting power, 190,000 shares over which the holder has sole power of disposition and 893,975 shares over which the holder has shared power of disposition.

(4) Based on Schedule 13G filed February 9, 2000. All shares held with shared voting and shared power of disposition.

(5) Based on Schedule 13G filed February 3, 2000. All shares held with sole voting and sole power of disposition.

(6) Includes 1,650 shares owned by Mr. Cimochowski's spouse, the beneficial ownership of which Mr. Cimochowski disclaims.

(7)   Includes 4,000 shares subject to a restricted stock agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission") and the securities exchange on which the equity securities are registered. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ended December 31, 1999.

         During 1999, Ms. Iverson filed late one report with respect to a single transaction in 1998, and Mr. Selzer and Ms. Iverson filed late their initial reports of beneficial ownership (reporting only options granted by the Company). Based upon information provided by officers and directors of the Company, all other officers, directors and 10% shareholders otherwise filed all reports on a timely basis in the 1999 fiscal year.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The Company has selected PricewaterhouseCoopers LLP as its independent accountants for its fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP, the successor to Coopers & Lybrand L.L.P and which together have served as the Company's independent accountants since July 1994, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

        SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

         Any shareholder wishing to include a proposal in the Company's proxy solicitation materials for its next annual meeting of shareholders must submit such proposal for consideration in writing to the Secretary of the Company at its principal executive offices, 5900 Golden Hills Drive, Minneapolis, MN 55416, no later than December 8, 2000.

         Pursuant to the Company's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, or in order for a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting, or nominate the director, no later than December 8, 2000. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company's Bylaws.

         Management will use discretionary authority to vote against any shareholder proposal, or director nominee not made by management, presented at the next annual meeting if: (i) such proposal or nominee has been properly omitted from the Company's proxy materials under federal securities laws; (ii) notice of such proposal or nominee was not submitted to the Secretary of the Company at the address listed above by December 8, 2000; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Company's voting shares required to carry the proposal or elect the nominee.

                                     GENERAL

         The Board of Directors of the Company does not know of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.


                                       BY ORDER OF THE BOARD OF
                                       DIRECTORS


                                       Thomas Martin
                                       SECRETARY

Dated: April 7, 2000

                               [LOGO] CYBEROPTICS
                        "MAKING LIGHT WORK FOR INDUSTRY!"


                             CYBEROPTICS CORPORATION

                        2000 ANNUAL SHAREHOLDERS MEETING

                                  MAY 19, 2000


       [LOGO] CYBEROPTICS
"MAKING LIGHT WORK FOR INDUSTRY!"                                          PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 19, 2000.

The undersigned hereby appoints Steven K. Case and Steven M. Quist, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 19, 2000, and any adjournments thereof, as specified on the reverse side on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.





                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                       [ARROW] PLEASE DETACH HERE [ARROW]




          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  Election of directors: 01 Steven K. Case    04 Alex B. Cimochowski  07 Irene M. Qualters  [ ] Vote FOR     [ ] WITHHOLD
                           02 Steven M. Quist   05 Kathleen P. Iverson  08 Michael M. Selzer      all nominees     AUTHORITY
                           03 Michael A. Bowes  06 Erwin A. Kelen                                 (except as       to vote for
                                                                                                  marked)          all nominees
                                                                                      _________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR A SPECIFIC NOMINEE, WRITE THE       |                                         |
NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)                       |_________________________________________|

2.  Approval of Amendment to 1998 Stock Incentive Plan                               [ ] For      [ ] Against      [ ] Abstain

3.  To vote with discretionary authority on any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark Box [ ]   Indicate changes below:                                     Date __________________________

                                                                                      _________________________________________
                                                                                     |                                         |
                                                                                     |                                         |
                                                                                     |_________________________________________|

                                                                                     Signature(s) in Box
                                                                                     When shares are held by joint tenants, both
                                                                                     should sign. When signing as attorney,
                                                                                     executor, administrator, trustee or
                                                                                     guardian, please give full title as such. If
                                                                                     a corporation, please sign in full corporate
                                                                                     name by President or other authorized
                                                                                     officer. If a partnership, please sign in
                                                                                     partnership name by authorized person.